Exhibit 19.1

Oculis Holding AG

Insider Trading Policy

Approved by the Board of Directors

on September 30, 2025

Policy Principles

1.
Personnel of Oculis Holding AG and its subsidiaries (“Oculis”) are responsible for understanding the obligations that come with having access to Material Nonpublic Information (as defined in Oculis’ Corporate Disclosure Policy) and wanting to transact in Oculis securities.
2.
Oculis personnel who are aware of Material Nonpublic Information relating to Oculis may not, directly or indirectly, engage in transactions in Oculis’ securities except as permitted by this insider trading policy (the “policy”) and applicable law.
3.
Oculis personnel may not, directly or indirectly, disclose Material Nonpublic Information outside of Oculis unless the disclosure is made in accordance with a specific Oculis policy that authorizes such disclosure.
4.
Oculis personnel may not disclose Material Nonpublic Information to persons within Oculis whose jobs do not require them to have that information.
5.
Oculis personnel may not, directly or indirectly, recommend the purchase or sale of any Oculis securities.
6.
Changes to this policy require approval by Oculis’ Board of Directors or a duly appointed committee of the Board of Directors.

Policy Q&A

Policy Scope and Purpose

Q: Why have an insider trading policy?

A: During the course of your relationship with Oculis, you may receive material information that is not yet publicly available about Oculis or other publicly traded companies with which Oculis has business relationships. Such Material Nonpublic Information may give you, or someone to whom you pass that information, an advantage over the general public when deciding whether to buy, sell, or otherwise transact in Oculis’ securities or the securities of another publicly traded company. This policy sets forth guidelines with respect to transactions in Oculis securities by persons subject to this policy as described below.

Q: Who is subject to this policy?

A: This policy applies to you and all other employees and directors. This policy also applies to members of your immediate family, persons with whom you share a household, persons who are your

Exhibit 19.1

economic dependents, and, unless otherwise determined by Oculis, any other individuals or entities whose transactions in Oculis securities you influence, direct, or control (including, e.g., a venture or other investment fund, if you influence, direct, or control transactions by the fund unless the fund has implemented policies or procedures designed to ensure that you cannot influence transactions by the fund involving Oculis securities). The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this policy.

In addition, if you are an officer or director of Oculis, a member of Oculis’ Scientific Advisory Board (SAB) or key consultant, or an employee of Oculis (“Specified Personnel”), you and your Related Persons are subject to the quarterly trading blackout periods described below. Notwithstanding the foregoing, this policy shall not apply to any venture capital fund or other entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) other than for an employee, officer or directors own account if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws.

Q: Whose responsibility is it to comply with this policy?

A: Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about Oculis and to not engage in transactions in Oculis’ securities while aware of Material Nonpublic Information. Each individual is responsible for making sure that he or she and his or her Related Persons comply with this policy. In all cases, the responsibility for determining whether an individual is aware of Material Nonpublic Information rests with that individual, and any action on the part of Oculis or any employee or director of Oculis pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by Oculis for any conduct prohibited by this policy or applicable securities laws.

Q: What transactions are subject to this policy?

A: This policy applies to all transactions in securities issued by Oculis, as well as derivative securities that are not issued by Oculis, such as exchange-traded put or call options or swaps relating to Oculis’ securities. Accordingly, for purposes of this policy, the terms “trade,” “trading,” and “transactions” include not only purchases and sales of Oculis’ securities in the public market but also any other purchases, sales, transfers, or other acquisitions and dispositions of ordinary or preferred equity securities, options, warrants, and other securities (including debt securities) of Oculis, cancelling or amending an order concerning these securities and other arrangements or transactions that affect economic exposure to changes in the prices of these securities, including borrowing or lending of securities issued by Oculis or other financial instruments linked thereto.

Insider Trading and Material Nonpublic Information

Q: What is insider trading?

A: Generally speaking, insider trading is the buying or selling of shares, bonds, futures, or other securities by someone who possesses or is otherwise aware of Material Nonpublic Information about the securities or the issuer of the securities. Insider trading also includes trading in derivatives (such as put or call options) where the price is linked to the underlying price of a

Exhibit 19.1

company’s shares. It does not matter whether the decision to buy or sell was influenced by the Material Nonpublic Information, how many shares you buy or sell, or whether it has an effect on the share price. Bottom line: If you are aware of Material Nonpublic Information about Oculis or another publicly traded company that Oculis has business relationships with and you trade in Oculis’ or such other company’s securities, you have broken the law.

Q: Why is insider trading illegal?

A: If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the market. This ensures that there is an even playing field by requiring those who are aware of Material Nonpublic Information to refrain from trading.

Q: What is material information?

A: It is not always easy to figure out whether you are aware of Material Nonpublic Information. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material.

Q: What are examples of material information?

A: There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following items may be considered Material Nonpublic Information until publicly disclosed within the meaning of this policy. There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:

•
financial results or forecasts;
•
acquisitions, dispositions or other strategic transactions;
•
events regarding our securities (e.g., repurchase plans, share splits, public or private equity or debt offerings, or changes in our dividend policies or amounts);
•
major contracts or contract cancellations;
•
gain or loss of a significant customer, licensor, licensee or supplier;
•
pricing changes;
•
new product releases;
•
status of product or product candidate development or regulatory approvals;
•
clinical data relating to products or product candidates;
•
significant product problems or security incidents;

Exhibit 19.1

•
top management or control changes;
•
financial restatements or significant write-offs;
•
employee layoffs;
•
a disruption in Oculis’ operations or breach or unauthorized access of its property or assets, including its facilities or information technology infrastructure;
•
tender offers or proxy fights;
•
actual or threatened major litigation, SEC or other investigations, or a major development in or the resolution of any such litigation or investigation;
•
impending bankruptcy;
•
communications with government agencies; and
•
notice of issuance of patents.

Q: When is information considered public?

A: The prohibition on trading when you have Material Nonpublic Information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the Securities and Exchange Commission (the “SEC”) or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this policy only after two full trading days have elapsed since the information was publicly disclosed. For example, if we announce Material Nonpublic Information before trading begins on Wednesday, then information would be considered to be publicly disseminated by the time trading begins on Friday; if we announce Material Nonpublic Information after trading ends on Wednesday, then information would be considered to be publicly disseminated by the time trading ends on Friday. Depending on the particular circumstances, Oculis may determine that a longer or shorter waiting period should apply to the release of specific Material Nonpublic Information. Any disclosure of nonpublic information, material or otherwise, must be done in accordance with Oculis’ Corporate Disclosure Policy.

Q: Who can be guilty of insider trading?

A: Anyone who buys or sells a security while aware of Material Nonpublic Information, or provides Material Nonpublic Information that someone else uses to buy or sell a security, may be guilty of insider trading. This applies to all individuals, including officers, directors, and others who don’t even work at Oculis. Regardless of who you are, if you know something material about the value of a security that not everyone knows and you trade (or convince someone else to trade) in that security, you may be found guilty of insider trading.

Q: What if I am aware of Material Nonpublic Information when I trade, but the reason I trade is because of something else, like to pay medical bills?

Exhibit 19.1

A: The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such Material Nonpublic Information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any Material Nonpublic Information relating to Oculis at the time of the transaction.

Q: Do the U.S. securities laws take into account mitigating circumstance, like avoiding a loss or planning a transaction before I had Material Nonpublic Information?

A: No. The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve Oculis’ reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the Material Nonpublic Information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.

Q: What if I don’t buy or sell anything, but I tell someone else Material Nonpublic Information and he or she buys or sells?

A: That is called “tipping.” You are the “tipper” and the other person is called the “tippee.” If the tippee buys or sells based on that Material Nonpublic Information, both you and the “tippee” could be found guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members and the “tippee” might be found guilty of insider trading too. To prevent this, you may not discuss Material Nonpublic Information about the company with anyone outside Oculis, including spouses, family members, friends, or business associates (unless the disclosure is made in accordance with Oculis’ Corporate Disclosure Policy). This includes anonymous discussions on the internet about Oculis or companies with which Oculis does business.

You can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. For these and other reasons, no employee or director (or any other person subject to this policy) may either (a) recommend to another person that they buy, hold, or sell Oculis’ securities at any time or (b) disclose Material Nonpublic Information to persons within Oculis whose jobs do not require them to have that Material Nonpublic Information, or outside of Oculis to other persons (unless the disclosure is made in accordance with Oculis’ Corporate Disclosure Policy).

Q: What if I don’t tell someone Material Nonpublic Information itself; I just tell him or her whether to buy or sell?

A: That is still tipping, and you can still be responsible for insider trading. You may never recommend to another person that they buy, hold or sell Oculis’ securities or any derivative security related to Oculis’ securities, since that could be a form of tipping.

Q: Does this policy or the insider trading laws apply to me if I work outside the U.S.?

A: Yes. The same rules apply to U.S. and foreign employees. The SEC (the U.S. government agency in charge of investor protection), and the Financial Industry Regulatory Authority (a private regulator that oversees U.S. securities exchanges) routinely investigate trading in a company’s securities

Exhibit 19.1

conducted by individuals and firms based abroad. In addition, as a Oculis director or employee, our policies apply to you no matter where you work.

Q: Am I restricted from trading securities of any companies other than Oculis, for example a customer or competitor of Oculis?

A: Possibly. U.S. insider trading laws generally restrict everyone aware of Material Nonpublic Information about a company from trading in that company’s securities, regardless of whether the person is directly connected with that company, except in limited circumstances. Therefore, if you have Material Nonpublic Information about another company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at Oculis, you sometimes obtain sensitive, material information about other companies and their business dealings with Oculis. In addition, if in the course of your relationship with Oculis you learn of any confidential information that is material to another publicly traded company, including but not limited to a customer, supplier, partner or collaborator of Oculis or an economically-linked company such as a competitor of Oculis, you may not trade in that other company’s securities until the information becomes public or is no longer material to that other company. For example, if you learn of nonpublic information during the course of your relationship with Oculis that could affect the stock price of an Oculis competitor, you may not trade in that competitor’s stock until the information becomes public or is no longer material.

Q: So when can I buy or sell my Oculis securities?

A: If you are aware of Material Nonpublic Information, you may not buy or sell our securities until two full trading days have elapsed since the information was publicly disclosed. At that point, the information is considered publicly disseminated for purposes of this policy. For example, if we announce Material Nonpublic Information before trading begins on Wednesday, then you may execute a transaction in our securities on Friday; if we announce Material Nonpublic Information after trading ends on Wednesday, then you may execute a transaction in our securities on Monday. Even if you are not aware of any Material Nonpublic Information, you may not trade our securities during any trading “blackout” period that applies to you. This policy describes the quarterly trading blackout period, and additional event-driven trading blackout periods (which may apply to you even if the quarterly trading blackout periods do not) may be announced by email.

Blackout Periods

Q: What is a quarterly trading blackout period?

A: To minimize the appearance of insider trading among our officers, directors, Specified Personnel, and their Related Persons, we have established “quarterly trading blackout periods” during which they—regardless of whether they are aware of Material Nonpublic Information or not—may not conduct any trades in Oculis securities. That means that, except as described in this policy, all officers, directors, Specified Personnel, and their Related Persons will be able to trade in Oculis securities only during limited open trading window periods that generally will begin after two full trading days have elapsed since the public dissemination of Oculis’ annual or quarterly financial results and end at the beginning of the next quarterly trading blackout period. Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in Oculis securities if you are otherwise in possession of Material Nonpublic Information.

Exhibit 19.1

Q: What are Oculis’ quarterly trading blackout periods?

A: Each “quarterly trading blackout period” will generally begin at the end of the 15th day of the third month of each fiscal quarter and end after two full trading days have elapsed since the public dissemination of Oculis’ financial results for that quarter.

Q: Can Oculis’ quarterly trading blackout periods change?

A. The quarterly trading blackout period may commence early or may be extended if, in the judgment of the Chief Financial Officer, there exists undisclosed information that would make trades by Oculis officers, directors, Specified Personnel or their Related Persons inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered Material Nonpublic Information that should not be communicated to any other person.

Q: Does Oculis have blackout periods other than quarterly trading blackout periods?

A: Yes. From time to time, an event may occur that is material to Oculis and is known by only a few directors, officers, and/or employees. So long as the event remains material and nonpublic, the persons designated by the Chief Financial Officer may not trade in Oculis’ securities. In that situation, Oculis will notify the designated individuals that neither they nor their Related Persons may trade in the Oculis’ securities. The existence of an event-specific trading blackout should also be considered Material Nonpublic Information and should not be communicated to any other person.

Q: If I am subject to a blackout period and I have an open order to buy or sell Oculis securities on the date a blackout period commences, can I cancel the open order and avoid executing the trade?

A: No. If you are subject to a blackout period and have an open order to buy or sell Oculis securities on the date a blackout period commences, you cannot cancel the open order and avoid executing the trade.

Q: Am I subject to trading blackout periods if I am no longer an employee or director of Oculis?

A: It depends. If your employment with Oculis ends during a trading blackout period, you will be subject to the remainder of that trading blackout period. If your employment with Oculis ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave Oculis, you should not trade in Oculis securities if you are aware of Material Nonpublic Information. That restriction stays with you as long as the information you possess is material and not publicly disseminated within the meaning of this policy.

Q: Are there any exceptions to this policy?

A: There are no exceptions to this policy, except as specifically noted below.

Exhibit 19.1

Q: Can I exercise options granted to me by Oculis, or participate in an Oculis employee share purchase plan, during a trading blackout period or when I possess Material Nonpublic Information?

A: Generally, you may not purchase shares by exercising your options or participating in an Oculis employee share purchase plan during a trading blackout period or any time that you are aware of Material Nonpublic Information. However, as exceptions might apply and since exercise of options and participation in an Oculis employee share purchase plan are subject to the pre-clearance obligation (as explained below), the Oculis’ Chief Financial Officer or their designee will determine whether such transaction may proceed. Furthermore, you may not sell the shares (even to pay the exercise price or any taxes due) during a trading blackout period or any time that you are aware of Material Nonpublic Information. To be clear, you may not effect a cashless exercise (because these cashless exercise transactions include a market sale) during a trading blackout period or any time that you are aware of Material Nonpublic Information.

Q: What tax withholding transactions are not restricted by this policy?

A: This policy does not apply to the surrender of shares directly to Oculis to satisfy tax withholding obligations as a result of the issuance of shares upon exercise of options or settlement of restricted share units issued by Oculis. Of course, any market sale of the shares received upon exercise or settlement of any such equity awards remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

Q: Are mutual fund shares holding Oculis securities subject to the trading blackout periods?

A: No. You may trade in mutual funds holding Oculis securities at any time, provided that each mutual fund’s exposure to Oculis securities does not exceed 20% of the assets held by it, or that you do not know and cannot know the investment composition or exposure of the mutual fund in relation to Oculis securities and have no reason to believe that they exceed 20%, cf. Article 19(1a) of MAR.

Q: What are the rules that apply to 10b5-1 Automatic Trading Programs?

A: Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), any person may establish a trading plan under which a broker is instructed to buy and sell Oculis securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established, purchases and sales of Oculis securities pursuant to that Trading Plan are not subject to this policy. To be properly established, a person’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of Oculis at a time when they were unaware of any Material Nonpublic Information relating Oculis and when you were not otherwise subject to a trading blackout period. Moreover, all Trading Plans to be adopted by directors, officers, Specified Personnel and their Related Persons must be reviewed and approved by Oculis before being established to confirm that the Trading Plan complies with all pertinent company policies and applicable securities laws. See “Pre-Clearance of Transactions in Oculis Securities” below.

Q: Can I gift securities while I possess Material Nonpublic Information or during a trading blackout period?

A: Because of the potential for the appearance of impropriety, as a general matter gifts should only be made when you are not in possession of Material Nonpublic Information and not subject to a

Exhibit 19.1

trading blackout period. For example, charities that receive gifted securities typically immediately sell the securities into the public market, potentially subjecting you to “tipper” liability if you were in possession of Material Nonpublic Information at the time of the gift.

Margin Accounts, Pledging Securities, Hedging and Other Speculation in Oculis Securities

Q: Can I purchase Oculis securities on margin or hold them in a margin account?

A: No. “Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the securities can be sold to pay a loan to the brokerage firm. You may not purchase our securities on margin or hold it in a margin account at any time.

Q: Can I pledge my Oculis securities as collateral for a loan?

A: No. Pledging your securities as collateral for a loan could cause the pledgee to transfer your securities during a trading blackout period or when you are otherwise aware of Material Nonpublic Information. As a result, you may not pledge your securities as collateral for a loan.

Q: What is problematic about margin accounts and pledged securities?

A: Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in Oculis’ securities, Oculis employees and directors are prohibited from holding Oculis securities in a margin account or otherwise pledging Oculis’ securities as collateral for a loan.

Q: Can I hedge my ownership position in Oculis?

A: No. Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds are prohibited by this policy. Since such hedging transactions allow you to continue to own Oculis’ securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership, you may no longer have the same objectives as Oculis’ other shareholders. Therefore, this policy prohibits you from engaging in any such transactions.

Q: Why are hedging transactions prohibited?

A: Such transactions may permit a person subject to this policy to continue to own Oculis’ securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as Oculis’ other shareholders. Therefore, all persons subject to this policy are prohibited from engaging in any such transactions.

Q: Am I allowed to trade derivative securities of Oculis’ ordinary shares?

Exhibit 19.1

A: No. You may not trade in derivative securities related to our ordinary shares, which include publicly traded call and put options. In addition, you may not engage in short selling of our securities at any time.

Q: What are derivative securities?

A: “Derivative securities” are securities other than ordinary shares that are speculative in nature because they permit a person to leverage their investment using a relatively small amount of money. Examples of derivative securities include “put options” and “call options.” These are different from employee options and other equity awards granted under our employee benefit plan, which are not derivative securities for purposes of our policy.

Q: What is short selling?

A: “Short selling” is profiting when you expect the price of the securities to decline, and includes transactions in which you borrow securities from a broker, sell it, and eventually buy it back on the market to return the borrowed securities to the broker. Profit is realized if the share price decreases during the period of borrowing.

Q: Why does Oculis prohibit trading in derivative securities and short selling?

A: Many companies with volatile share prices have adopted similar policies because of the temptation it represents to try to benefit from a relatively low-cost method of trading on short-term swings in share prices, without actually holding the underlying ordinary shares, and encourages speculative trading. We are dedicated to building shareholder value, short selling our ordinary shares conflicts with our values and would not be well-received by our shareholders.

Q: What if I purchased publicly traded options or other derivative securities before I became subject to this policy?

A: You may not exercise the publicly traded options or sell the securities during a trading blackout period or at any time that you are aware of Material Nonpublic Information.

Q: What are the concerns about standing and limit orders?

A: Standing and limit orders are instructions to purchase or sell securities once the value of those securities reaches a certain price. Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts, since there is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Oculis employee or director is in possession of Material Nonpublic Information. Oculis therefore discourages placing standing or limit orders on Oculis’ securities. If a person subject to this policy determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to ensure, as much as possible, that these orders do not extend into any trading blackout periods.

Pre-Clearance of Transactions in Oculis Securities

Exhibit 19.1

Q: Who is required to pre-clear and provide advance notice of transactions?

A: In addition to the requirements above, officers, directors, employees, and Related Persons or closely associated persons of persons discharging managerial responsibilities (PDMRs) as defined in Oculis’ Corporate Disclosure Policy, face a further restriction: Even during an open trading window, they may not engage in any transaction in Oculis’ securities without first obtaining pre-clearance of the transaction from Oculis’ Chief Financial Officer or their designee at least two business days in advance of the proposed transaction. He or she will then determine whether the transaction may proceed. Oculis may choose to shorten this period. A previously submitted and approved 10b5-1 trading plan shall constitute advance notice and pre-clearance for purposes of this policy. Pre-clearance may be delayed or denied at the discretion of Oculis’ Chief Financial Officer or their designee, as applicable, without providing any reason for such decision.

Q: Are individuals subject to pre-clearance required to provide advanced notice of option exercises?

A: Yes. Persons subject to pre-clearance must also give advance notice of their plans to exercise an outstanding option to the Chief Financial Officer.

Other Information

Q: What happens if I violate our insider trading policy?

A: Violating our policies may result in disciplinary action, which may include termination of your employment or other relationship with Oculis.

Q: What are the sanctions if I trade on Material Nonpublic Information or tip off someone else?

A: In addition to disciplinary action by Oculis—which may include termination of employment—you may be liable for civil sanctions for trading on Material Nonpublic Information. The sanctions may include return of any profit made or loss avoided as well as penalties of up to three times any profit made or any loss avoided. Persons found liable for tipping Material Nonpublic Information, even if they did not trade themselves, may be liable for the amount of any profit gained or loss avoided by everyone in the chain of tippees as well as a penalty of up to three times that amount. In addition, anyone convicted of criminal insider trading could face prison and additional fines.

Q: What is “loss avoided”?

A: If you sell ordinary shares or a related derivative security before negative news is publicly announced, and as a result of the announcement the share price declines, you have avoided the loss caused by the negative news.

Q: Am I subject to any additional notification requirements due to Oculis securities being listed on Nasdaq Iceland?

A: Only persons discharging managerial responsibilities (PDMRs) as defined in Oculis’ Corporate Disclosure Policy and their closely associated persons (PCAs), as defined in MAR are subject to additional notification requirements. For every subsequent transaction once a total amount of the equivalent of EUR 5,000 has been reached within a calendar year, PDMRs and their PCAs are required to notify the Company and the Financial Supervisory Authority of the Central Bank of

Exhibit 19.1

Iceland (the “FSA”) of any transactions conducted on their own account relating to Oculis securities or other financial instruments relating to them. The notification shall be made as soon as possible, but no later than three trading days after the transaction. PDMRs and their PCAs are requested to use the form prescribed by the FSA for this purpose. The Company’s Chief Financial Officer, as well as the Company’s Security Compliance Officer will have the form available.

Q: Who should I contact if I have questions about our insider trading policy or specific trades?

A: You should contact our Chief Financial Officer or the Security Compliance Officer at complianceofficer@oculis.com.

Q: Do changes to this policy require approval by Oculis’ Board of Directors?

A: Yes. Changes to this policy require approval by Oculis’ Board of Directors.

Effective: September 30, 2025